Exhibit 4.15
FIRST AMENDMENT dated as of October 3, 2007 (this “Amendment”) to the STOCK PURCHASE AGREEMENT dated as of December 14, 2006 (the “Stock Purchase Agreement”) by and among CLAXSON INTERACTIVE GROUP INC., a British Virgin Islands company (“Claxson”), CLAXSON USA II, INC., a Florida corporation (“Claxson USA”), EL SITIO, INC., a British Virgin Islands company (“El Sitio”), SANTORI N.V., a Netherlands Antilles corporation (“Santori”), MOREHAVEN INVESTMENTS, INC., a British Virgin Islands company (“Morehaven”) and MADARY S.A., a Uruguayan company (“Madary” , together with, Claxson, Claxson USA, El Sitio, Santori, and Morehaven are referred to herein as the “Sellers”) and TURNER INTERNATIONAL, INC., a Georgia corporation (“TII”), TURNER INTERNATIONAL HOLDING COMPANY, a Georgia corporation (“TIHC”) and TURNER INTERNATIONAL LATIN AMERICA NETWORKS LLC, a Georgia limited liability company (“TILAN” and together with TII and TIHC, the “Turner Entities”).
     WHEREAS the Sellers and the Turner Entities wish to amend the Stock Purchase Agreement.
     NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged the parties hereto hereby agree as follows:
     SECTION 1. Defined Terms. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Stock Purchase Agreement, except that reference to “Purchasers” and “each Purchaser” in the Stock Purchase Agreement shall be read to mean “Purchaser” as defined herein.
     SECTION 2. Amendment to Preamble. The Preamble to the Stock Purchase Agreement is hereby amended by deleting the words “(“TII”), Turner International Holding Company, a Georgia corporation (“TIHC”) and Turner International Latin America Networks LLC, a Georgia limited liability company (“TILAN” and together with TII and TIHC, the “Purchasers”)” and replacing it with the words “(the “Purchaser” or “TII”)”.
     SECTION 3. Amendment to Section 1.01. (a) The definition of the term “Purchase Price” set forth in Section 1.01 of the Stock Purchase Agreement is hereby amended by deleting the number “$235,000,000” set forth therein and substituting therefor the number “$234,000,000.70”.
     (b) Section 1.01 of the Stock Purchase Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Amendment to Iberia Representation Agreement” means the Enmienda al Acuerdo de Distribucion y Representacion con efectos al 1 de Enero de 2007, entre Imagen Satelital S.A., por una parte, y por otra Bunary S.A (Amendment to the Distribution and Representation Agreement between Imagen Satelital S.A. and Bunary S.A. dated as of January 1, 2007) as of the Closing, such agreement to be in form and substance reasonably satisfactory to Sellers and Purchaser.
“Amendment to Program Origination Services Agreement” means the first amendment to the program origination services agreement between Imagen and PTVLA as of the Closing, such agreement to be in form and substance reasonably satisfactory to Sellers and Purchaser.
“Amendment to Sales Services Agreement — Contribution” means the first amendment to the amended and restated sales services agreement between Imagen and Contribution S.R.L. as of the Closing, such agreement to be in form and substance reasonably satisfactory to Sellers and Purchaser.
“Amendment to Sales Services Agreement — PTVLA” means the first amendment to the amended and restated sales services agreement between Imagen and PTVLA as of the Closing, such agreement to be in form and substance reasonably satisfactory to Sellers and Purchaser.
“Amendment to Sales Services Agreement — Venus” means the first amendment to the sales services agreement between Imagen and Venus TV Inc., a subsidiary of PTVLA, as of the Closing, such agreement to be in form and substance reasonably satisfactory to Sellers and Purchaser.
“Amendment to Transponder Lease Agreement — Claxson” means the fifth amendment to the full-time transponder lease agreement between Intelsat Corporation and Claxson USA as of the Closing, such agreement to be in form and substance reasonably satisfactory to Sellers and Purchaser.
“Amendment to Transponder Lease Agreement — Turner” means the fourth amendment to full-time transponder service agreement for television service delivery in the atlantic region (pre-launch) between Turner Broadcasting System, Inc. and Intelsat Corporation as of the Closing, such agreement to be in form and substance reasonably satisfactory to Sellers and Purchaser.
“Film Storage Services Agreement” means the film storage services agreement to be entered into by Imagen and ESDC, S.A., an Argentine corporation, as of the Closing, such agreement to be in form and substance reasonably satisfactory to Sellers and Purchaser.
“Satellite Transponder Segment Agreement” means the satellite transponder segment agreement between Turner Broadcasting System,

Inc. and PTVLA as of the Closing, such agreement to be in form and substance reasonably satisfactory to Sellers and Purchaser.
“Technical Services Agreement” means the technical services agreement between Imagen and PTVLA as of the Closing, such agreement to be in form and substance reasonably satisfactory to Sellers and Purchaser.
     SECTION 4. Amendment to Section 2.06. Section 2.06 of the Stock Purchase Agreement is hereby amended such that the Sellers shall be required to prepare a Closing Date Balance Sheet and a Statement setting forth calculations of Closing Working Capital as of September 30, 2007 and in connection with the preparation of such Closing Date Balance Sheet and Statement each Seller hereby represents and warrants, jointly and severally, to the Purchaser, as of the Closing Date, that all payments, receipts, accruals and other adjustments between September 30, 2007 and the Closing Date and that would be disclosed on the Closing Date Balance Sheet and the Statement had it been prepared as of the Closing Date occurred in the usual, regular and ordinary course of business in the same manner as previously conducted by the Sellers prior to the date of the Stock Purchase Agreement in all material respects. For the avoidance of doubt the representation and warranty in this Section 4 shall be deemed to be a representation and warranty for the purposes of Article IX of the Stock Purchase Agreement.
     SECTION 5. Amendment to Section 5.08. Section 5.08 of the Stock Purchase Agreement is hereby amended by deleting Section 5.08 in its entirety and replacing it with the following:
“Section 5.08. Other Closing Actions. On or prior to the Closing, the Sellers and the Purchaser shall cause the following Ancillary Agreements to be entered into: (a) Transition Services Agreements; (b) Amendment to Iberia Representation Agreement; (c) Amendment to Program Origination Services Agreement; (d) Amendment to Sales Services Agreement — Contribution; (e) Amendment to Sales Services Agreement — PTVLA; (f) Amendment to Sales Services Agreement — Venus; (g) Amendment to Transponder Lease Agreement — Claxson; (h) Amendment to Transponder Lease Agreement — Turner; (i) Assignment and Assumption Agreement; (j) Escrow Agreement; (k) Film Storage Services Agreement; (l) Satellite Transponder Segment Agreement; and (m) Technical Services Agreement.”
     SECTION 6. Amendment to Schedule A. Schedule A to the Stock Purchase Agreement is hereby amended by deleting Schedule A in its entirety and replacing it with Schedule A to this Amendment.
     SECTION 7. Amendment to Schedule B. Schedule B to the Stock Purchase Agreement is hereby amended by deleting Schedule B in its entirety and replacing it with Schedule B to this Amendment.

     SECTION 8. Amendment to Schedule C. Schedule C to the Stock Purchase Agreement is hereby amended by deleting Schedule C in its entirety and replacing it with Schedule C to this Amendment.
     SECTION 9. Amendment to Exhibit 1.01(a). Exhibit 1.01(a) to the Stock Purchase Agreement is hereby amended by adding the additional adjustments set forth in Exhibit 1 to this Agreement.
     SECTION 10. Representations and Warranties. Each party represents and warrants to the other party that this amendment has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     SECTION 11. Release of Claxson Guarantees. The Purchaser shall use its reasonable best efforts to have Claxson released, as soon as practicable and in any event within 90 days following the Closing Date, from its guarantee of each of the agreements listed in Section 5.17 of the Disclosure Schedule under the heading HTV LLC. The Purchaser shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such release may be required other than in Claxson’s place substituting the Purchaser or one of its creditworthy Affiliates as the guarantor. The Purchaser shall indemnify Claxson for any and all payments Claxson pays in respect of such guarantees in respect of the failure to perform any obligation under the agreements listed in Section 5.17 of the Disclosure Schedule under the heading HTV LLC after the Closing Date.
     SECTION 12. Transfer of Domain Name. Sellers shall use their reasonable best efforts to cause their affiliate, OSite Informatica, to transfer the domain name www.muchmusic.com.br to Imagen (or in the event Purchaser notifies Claxson in writing that the domain name should be transferred to a different entity that is an affiliate of Purchaser, to such entity), as soon as practicable and in ay event within 90 days following the Closing.
     SECTION 13. Stock Purchase Agreement. Except as specifically provided hereby, the Stock Purchase Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof any reference to the Stock Purchase Agreement shall mean such Stock Purchase Agreement as modified hereby. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties under the Stock Purchase Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Stock Purchase Agreement.

     SECTION 14. Governing Law. This Amendment shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
     SECTION 15. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.
     SECTION 16. Title, Headings and Captions. The title, headings and captions in this Amendment are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Amendment.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

SELLERS: CLAXSON INTERACTIVE GROUP INC.
By:	/s/ Roberto Vivo-Chaneton
	Name:	Roberto Vivo-Chaneton
Title:

MOREHAVEN INVESTMENTS, INC.
By:	/s/ Ezequiel Paz
	Name:	Ezequiel Paz
Title:

SANTORI N.V.
By:	/s/ Amaya Ariztoy
	Name:	Amaya Ariztoy
Title:

CLAXSON USA II, INC.
By:	/s/ Ezequiel Paz
	Name:	Ezequiel Paz
Title:

EL SITIO, INC.
By:	/s/ Amaya Ariztoy
	Name:	Amaya Ariztoy
Title:

MADARY S.A.
By:	/s/ Amaya Ariztoy
	Name:	Amaya Ariztoy
Title:

TURNER ENTITIES: TURNER INTERNATIONAL, INC.
By:	/s/ Juan Carlos Urdaneta
	Name:	Juan Carlos Urdaneta
	Title:	Vice President

TURNER INTERNATIONAL HOLDING COMPANY
By:	/s/ Juan Carlos Urdaneta
	Name:	Juan Carlos Urdaneta
	Title:	Director and President

TURNER INTERNATIONAL LATIN AMERICA NETWORKS LLC
By:	TURNER BROADCASTING SYSTEM LATIN AMERICA, INC., its sole member,

By:	/s/ Juan Carlos Urdaneta
	Name:	Juan Carlos Urdaneta
	Title:	President

SCHEDULE A
Sellers and Purchaser of the Shares
SHARES SOLD TO PURCHASER

SELLER	COMPANY	SHARES	PURCHASE PRICE %
Claxson Interactive Group, Inc.	CTG Inversora S.A.	54,596,314 shares (95%)	67.47%
Claxson Interactive Group, Inc.	Imagen Satelital, S.A.	4,095,003 shares (5.9266%)	4.66%
Morehaven Investments, Inc.	Carson International Ltd.	1,000 shares (100%)	10.68%
Santori N.V.	Hispanic Television Channel BV	180 shares (100%)	0.13%
Claxson USA II, Inc.	HTV, LLC	100% of the membership interests	10.56%
El Sitio, Inc.	CTG Inversora S.A.	2,873,490 shares (5%)	3.55%
El Sitio, Inc.	Imagen Satelital S.A.	2,593,110 shares (3,7530%)	2.95%
Madary S.A.	Bloomfiel Uruguay	274 shares (.0001%)	Less than 0.0001%

SCHEDULE B
List of Ancillary Agreements
Transition Services Agreements
Amendment to Iberia Representation Agreement
Amendment to Program Origination Services Agreement
Amendment to Sales Services Agreement — Contribution
Amendment to Sales Services Agreement — PTVLA
Amendment to Sales Services Agreement — Venus
Amendment to Transponder Lease Agreement — Claxson
Amendment to Transponder Lease Agreement — Turner
Assignment and Assumption Agreement
Escrow Agreement
Film Storage Services Agreement
Satellite Transponder Segment Agreement
Technical Services Agreement

SCHEDULE C
Transition Services Agreements
Program Origination Services Agreement
Website Services Agreement with Imagen
Website Services Agreement with Carson
Content License Agreement with Imagen
Content License Agreement with Carson
IT Services Agreement
VOD License Agreement

EXHIBIT 1
ADDITIONAL ADJUSTMENTS
Further Adjustments to Current Assets
Adjustments to Current Assets shall be credited with the following amounts:
1)	Amounts paid prior to the Closing Date for the original productions and/or repackaging for the FTV Brazil special feed.

2)	Amounts paid after the Closing Date by Seller or its Affiliates with respect to the termination of the lease between O Site Entretenimentos Ltda and Oscar Paul Landmann for the property located at Edificio Gavéa, 9 andar, conjunto 92, located at Florida No 1703, Sao Paulo.
Further Adjustments to Current Liabilities
Adjustments to Current Liabilities shall be debited with the following amounts:
1)	Amounts recorded as “Current portion of programming rights obligations” in the Closing Date Balance Sheet related to the original productions and/or repackaging for the FTV Brazil special feed.

2)	The amount of U.S.$81,833 (plus VAT if applicable), included in “Current portion of programming rights obligations” in the Closing Date Balance Sheet related to the purchase of the rights of programs “Sociedades Secretas” from Content Inc S.R.L.
In addition to the adjustments described above, the parties acknowledge that ESDC S.A., an affiliate of the Sellers, has an outstanding debt due to Imagen of approximately U.S.$459,259.19 which has not been canceled or repaid as of September 30, 2007 and that such amount shall be included in the calculation of Closing Working Capital; provided, however, that if such amount is not repaid by ESDC S.A. before the date the Sellers deliver the Closing Date Balance Sheet and Statement to the Purchaser in accordance with Section 2.06 of the Agreement then such debt shall not be included in the calculation of Closing Working Capital.